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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment no. 1)

                     Panja, Inc. (Formerly AMX Corporation)
           -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                   001801 10 9
           -----------------------------------------------------------
                                 (CUSIP Number)

                                W. Stephen Holmes
                    3000 Sand Hill Rd., Building 3 Suite 255
                              Menlo Park, CA 94025
                                 (650) 854-8585
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 19, 1999
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 2 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          InterWest Partners V, LP / 94-3178959
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     0
           Shares             -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       0
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          0
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 2 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 3 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          InterWest Management Partners V, LP / 94-3178958
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          California
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     0
           Shares             -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       0
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          0
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.0%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 3 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 4 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Alan W. Crites
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

          Number of                    21,434
           Shares             -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       21,434
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          21,434
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.3%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 4 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 5 of 15 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Philip T. Gianos
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     25,368
           Shares             -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       25,368
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          25,368
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.3%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 5 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 6 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Wallace R. Hawley
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     19,381
           Shares             -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       19,381
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          19,381
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 6 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 7 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          W. Scott Hedrick
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

          Number of                    33,652
            Shares            -------- --------------------------------------------------------------------------------
    Beneficially Owned by        8     Shared Voting Power
        Each Reporting
         Person With                   0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       33,652
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
----------------------------- -------- --------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          33,652
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.4%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 7 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 8 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          W. Stephen Holmes
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     4,111
          Shares              -------- --------------------------------------------------------------------------------
    Beneficially Owned by        8     Shared Voting Power
        Each Reporting
         Person With                   0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       4,111
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          4,111
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.05%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 8 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 9 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Robert R. Momsen
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     33,356
          Shares              -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                     0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       33,356
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          33,356
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.4%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 9 of 15 Pages

---------------------------------------------                                      ------------------------------------
                                                             13D
CUSIP No.  001801 10 9                                                                     Page 10 of 15 Pages
---------------------------------------------                                      ------------------------------------
--------- -------------------------------------------------------------------------------------------------------------
   1      Name of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Arnold L. Oronsky
--------- -------------------------------------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [ ]
                                                                                                         (b) [x]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC Use Only

--------- -------------------------------------------------------------------------------------------------------------
   4      Source of Funds (See Instructions)
          WC
--------- -------------------------------------------------------------------------------------------------------------
   5      Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
   6      Citizenship or Place of Organization

          United States
----------------------------- -------- --------------------------------------------------------------------------------
                                 7     Sole Voting Power

         Number of                     21,141
          Shares              -------- --------------------------------------------------------------------------------
   Beneficially Owned by         8     Shared Voting Power
       Each Reporting
        Person With                    0
                              -------- --------------------------------------------------------------------------------
                                 9     Sole Dispositive Power

                                       21,141
                              -------- --------------------------------------------------------------------------------
                                10     Shared Dispositive Power

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   11     Aggregate Amount Beneficially Owned by each Reporting Person

          21,141
--------- -------------------------------------------------------------------------------------------------------------
   12     Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

--------- -------------------------------------------------------------------------------------------------------------
   13     Percent of Class Represented by Amount in Row (11)

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
   14     Type of Reporting Person (See Instructions)

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                                   Page 10 of 15 Pages

Item 1.  Security and Issuer

(a)   Title of class of equity securities:

      Common Stock (the "Shares")

(b)   Name of Issuer, and Address of Issuer's Principal Executive Offices:

      Panja, Inc. ("Issuer")
      (Formerly AMX Corporation)
      11995 Forestgate Drive
      Dallas, TX 75243

Item 2.  Identity and Background

(a)   Name of Person(s) Filing:

      InterWest Partners V, L.P. ("IWP V")
      InterWest Management Partners V, L.P. ("IMP V")
      Alan W. Crites ("Crites")
      Philip T. Gianos ("Gianos")
      Wallace R. Hawley ("Hawley")
      W. Scott Hedrick ("Hedrick")
      W. Stephen Holmes ("Holmes")
      Robert R. Momsen ("Momsen")
      Arnold L. Oronsky ("Oronsky")

(b)   Address of Principal Business Office or, if none, Residence:

      3000 Sand Hill Road
      Building 3, Suite 255
      Menlo Park, CA 94025

(c) Present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted:

      IWP V:            Venture Capital Fund
      IMP V:            General Partner of IWP V
      Crites:           General Partner of IMP V
      Gianos:           General Partner of IMP V
      Hawley:           General Partner of IMP V
      Hedrick:          General Partner of IMP V
      Holmes:           General Partner of IMP V
      Momsen:           General Partner of IMP V
      Oronsky:          General Partner of IMP V

(d) Convictions in criminal proceedings (excluding traffic violations or similar misdemeanors) in the last five years:

      None.

(e)   Judgements for violations of Securities Laws in the last five years:

      None.

                              Page 11 of 15 Pages

(f)   Citizenship or Place of Organization:

      IWP V:       California
      IMP V:       California
      Crites:      United States
      Gianos:      United States
      Hawley:      United States
      Hedrick:     United States
      Holmes:      United States
      Momsen:      United States
      Oronsky:     United States

Item 3.  Source and Amount of Funds or Other Consideration

On March 31, 1995, IW V acquired 505,277 shares of Issuer's Common Stock for $46,784.91 using investment capital, 39,014 shares of Issuer's Series A Redeemable Preferred Stock for $3,901,400.00 using investment capital, and a Subordinated Note of the Issuer bearing interest at 12.8% (the IW V Note") for $993,750.00 using investment capital.

On June 9, 1995, IW V received a principal payment on the IW V Note in the amount of $496,875.00. On each of June 30, 1995, October 5, 1995, and November 22, 1995, IW V received interest payments that total $53,530.33.

On September 12, 1995, IW V's Common Stock became subject to a 2:1 stock split. Immediately after such stock split, IW V held 1,010,554 shares of Issuer's Common Stock.

On November 15, 1995, in connection with the initial public offering of Issuer's Common Stock (the "IPO"), IW V purchased 49,688 shares of Issuer's Common Stock for $415,888.56 using investment capital.

On November 21, 1995, IW V received dividends on its shares of Series A Redeemable Preferred Stock in the amount of $203,740.00.

On November 22, 1995, in conjunction with the IPO, the remaining principal balance of $496,875.00 on the IW V Note was paid in full by the Issuer. Also on November 22, 1995, the Issuer redeemed 39,014 shares of Redeemable Preferred Stock from IW V for $3,901,400.00.

On May 14, 1998, IW V sold 4,969 shares of Issuer's Common Stock for $43,390.32. On February 16, 1999, IW V sold 14,907 shares of Issuer's Common Stock for $149,114.17. On February 24, 1999, IW V sold 9,938 shares of Issuer's Common Stock for $93,612.80.

On July 19, 1999, IW V distributed pro rata and without additional consideration, 1,030,428 shares of Issuer's Common Stock to its limited and general partners pursuant to the terms of the InterWest Partners V, LP Partnership Agreement.

Item 4.  Purpose of Transaction

     Reporting Persons acquired the securities of Issuer for purposes of investment. Reporting Persons currently have no plans or proposals with respect to Issuer.

                              Page 12 of 15 Pages

Item 5.  Interest in Securities of the Issuer
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
                       IWP V
                       IMP V     Crites       Gianos       Hawley       Hedrick      Holmes       Momsen       Oronsky
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
(a)    Beneficial
       Ownership             0     21,434        25,368       19,381       33,652        4,111       33,356       21,141
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Percentage
       of Class           0.0%       0.3%          0.3%         0.2%         0.4%        0.05%         0.4%         0.2%
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
(b)    Sole Voting
       Power                 0     21,434        25,368       19,381       33,652        4,111       33,356       21,141
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Shared
       Voting Power
                             0          0             0            0            0            0            0            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Sole
       Dispositive
       Power                 0     21,434        25,368       19,381       33,652        4,111       33,356       21,141
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------
       Shared
       Dispositive
       Power                 0          0             0            0            0            0            0            0
------ ------------- ---------- ---------- ------------- ------------ ------------ ------------ ------------ ------------


(c) Transactions in the class of securities reported on that were effected during the past sixty days or since the most recent filing of Schedule 13D (s.240.13d-191), whichever is less, by the persons named in response to paragraph (a):

     See Item 3 above.

(d)  Ownership of More than Five Percent on Behalf of Another Person:

     Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

(e)  Ownership of Five Percent or Less of a Class:

     This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

     Not applicable.

Item 7.  Material to Be Filed as Exhibits

     Exhibit A:  Joint Filing Statement

                               Page 13 of 15 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    July 23, 1999


INTERWEST PARTNERS V, L.P.

By:  InterWest Management Partners V, L.P.       _______________________________
                                                 Alan W. Crites
     By: ___________________________________
         General Partner                         _______________________________
                                                 Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                 _______________________________
By:  _______________________________________     Wallace R. Hawley
     General Partner
                                                 _______________________________
                                                 W. Scott Hedrick

                                                 _______________________________
                                                 W. Stephen Holmes

                                                 _______________________________
                                                 Robert R. Momsen

                                                 _______________________________
                                                 Arnold L. Oronsky


                               Page 14 of 15 Pages

                                    EXHIBIT A
                             Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is filed on behalf of each of us.

Date:    July 23, 1999


INTERWEST PARTNERS V, L.P.

By:  InterWest Management Partners V, L.P.       _______________________________
                                                 Alan W. Crites
     By: ___________________________________
         General Partner                         _______________________________
                                                 Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                 _______________________________
By:  _______________________________________     Wallace R. Hawley
     General Partner
                                                 _______________________________
                                                 W. Scott Hedrick

                                                 _______________________________
                                                 W. Stephen Holmes

                                                 _______________________________
                                                 Robert R. Momsen

                                                 _______________________________
                                                 Arnold L. Oronsky


                               Page 15 of 15 Pages